Exhibit 5.1

Prof. Dr. Rolf Watter

Attorney-at-Law, LL.M.

+41 58 261 50 00

rolf.watter@baerkarrer.ch

Postfach 1548 | CH-8002 Zürich

AC Immune SA EPFL Innovation Park, bâtiment B 1015 Lausanne Switzerland

Zurich, 14 March 2024

[ProjectNo]/82303User_Telephone]/wm/

AC Immune SA – Prospectus Supplement

Ladies, Gentlemen

We have acted as Swiss legal counsel to AC Immune SA, Ecublens (VD) (the "Issuer") in connection with a Form F-3 Registration Statement ("Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on 14 March 2024 under the Securities Act of 1933, as amended (the "Act") relating to certain securities, including (a) common shares of the Issuer, each with a nominal value of CHF 0.02 (each a "Share" and together the "Shares"), (b) certain debt securities of the Issuer ("Debt Securities") (c) certain warrants of the Issuer ("Warrants"), (d) certain purchase contracts of Issuer ("Purchase Contracts"), (e) certain subscription rights of the Issuer ("Subscription Rights) and (f) certain units of the Issuer ("Units"", (b)-(f) together, "Securities"). We have been requested to give our opinion as to certain legal matters of Swiss law.

1	Scope and Limitation of Opinion

This opinion is strictly confined to matters of Swiss law as in force at the date hereof. Such law and its interpretation are subject to change. In the absence of explicit statutory law, we base our opinion solely on our independent professional judgment. This opinion is strictly limited to the Documents (as defined below) and the matters stated herein and is not to be read as extending, by implication or otherwise, to any agreement or document referred to in any of the Documents (including in the case of the Prospectus Supplement, any document incorporated by reference therein or exhibit thereto) or any other matter. For purposes of this opinion, we have not conducted any due diligence or similar investigation or verification as to any matters stated herein, which are or may be referred to in the

Bär & Karrer AG Rechtsanwälte baerkarrer.ch	Zürich Brandschenkestrasse 90 CH-8002 Zürich Phone: +41 58 261 50 00 zuerich@baerkarrer.ch	Genf 12, quai de la Poste CH-1211 Genève 3 Phone: +41 58 261 57 00 geneve@baerkarrer.ch	Lugano Via Vegezzi 6 CH-6901 Lugano Phone: +41 58 261 58 00 lugano@baerkarrer.ch	Zug Baarerstrasse 8 CH-6302 Zug Phone: +41 58 261 59 00 zug@baerkarrer.ch	Basel Lange Gasse 47 CH-4052 Basel Phone: +41 58 261 59 50 basel@baerkarrer.ch	St. Moritz Via Maistra 2 CH-7500 St. Moritz Phone: +41 58 261 50 90 st.moritz@baerkarrer.ch

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Documents, and we express no opinion as to the accuracy of representations and warranties of facts set out in the Documents or the factual background assumed therein. In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English language terms as they exist under the laws of other jurisdictions.

2	Documents

In arriving at the opinions expressed in Section 3 below, we have exclusively examined and relied on the following documents (the "Documents"):

a)	An electronic copy of the Registration Statement;

b)	A certified copy of an extract from the Commercial Register of the Canton of Vaud in respect of the Issuer, certified by such Commercial Register as of 12 March 2024 (the "Extract");

c)	a certified copy of the articles of association of the Issuer dated 26 February 2024, certified by the Commercial Register of the Canton of Vaud as per 12 March 2024 (the "Articles"); and

d)	a electronic copy of the organizational regulations of the Issuers' board of directors, dated as of 06 October 2023 (the "Organizational Regulations").

3	Assumptions

In arriving at the opinions expressed in Section 4 below, we have assumed (without verification) each of the following:

a)	that all documents submitted to us in a form other than an original conform to authentic and complete originals;

b)	that all signatures on documents examined are genuine;

c)	to the extent relevant for purposes of this opinion, any and all information contained in the Documents is and will be true, complete and accurate at all relevant times;

d)	that the Extract, the Articles and the Organizational Regulations are correct, up-to-date and in full force and effect as of the date hereof and no changes have been made in such documents;

e)	that the Issuer, as of the date hereof, is neither insolvent or over-indebted (in the sense of articles 725 et seqq. of the Swiss Code of Obligations (the "CO")), has not passed a resolution for its dissolution, winding-up or

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liquidation, no petition has been presented or order made by a court or other competent authority for the dissolution, winding-up, liquidation, bankruptcy, moratorium, composition with creditors or administration of any party and no receiver, trustee in bankruptcy, administrator or similar officer has been appointed in relation to any of the parties or any of their assets or revenues;

f)	that all authorizations, consents, licenses, exemptions, notices, filings, publications or registrations which may be necessary under any applicable laws or regulations, other than the laws of Switzerland, in connection the issuance of the Shares have been or will be duly obtained or made in time, remain in full force and effect at the date of this letter and, where relevant, will be obtained and maintained in the future, and that any related conditions have been fulfilled and any related covenants will be complied with;

g)	the Prospectus Supplement has been duly filed with the Commission by the Issuer;

h)	the Issuer has not entered and will not enter into any transaction which could be construed as repayment of share capital and has not undertaken and will not undertake an acquisition in kind or intended acquisition in kind;

i)	that the considerations received by the Issuer for the issuance of the Shares are fully paid and are not less than the nominal value of such Shares; and

j)	that any Swiss federal stamp duties due in connection with the issuance of the Shares will be remitted to the Swiss tax authorities.

4	Opinion

Based upon and subject to the foregoing assumptions, and subject to the qualifications and limitations set out in Section 0 below, we are of the opinion that

i)	the Issuer is a stock corporation (société anonyme) validly existing under the laws of Switzerland;

ii)	the Shares and any Shares to be issued upon conversion, exercise, exchange or otherwise pursuant to the terms of any of the Securities in each case if and when issued and paid for pursuant to the Articles, the underlying contractual arrangements of the respective Securities and Swiss law—in particular after the written conversion or exercise notice has been given (if applicable) and the issue price for such Shares has been paid-in in accordance with the Articles, the underlying contractual arrangements of the respective Securities and Swiss law, and upon registration of the corresponding share capital increase into the Commercial Register of the Canton of Vaud (if applicable)—and if and when such Shares have been entered into the Company's book of uncertificated securities, have been or will be, as applicable, validly issued, fully paid as to their nominal value and non-assessable.

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5	Qualifications and Limitations

The opinions expressed herein are limited to questions arising under the laws of Switzerland, and we express no opinion as to the laws of any other jurisdiction. We express no opinion herein as to any matter of accounting or taxation, or as to any regulatory or commercial matter. Our opinions expressed in Section 4 above are further subject to the following qualifications and limitations:

a)	the exercise of voting rights and rights related thereto with respect to any Shares is only permissible after registration in the Issuer's share register as a shareholder with voting rights in accordance with the provisions of, and subject to the limitations provided in, the Articles;

b)	we express no opinion on the accuracy, correctness or completeness of the Prospectus Supplement; in particular, we express no opinion on whether the Prospectus Supplement provides sufficient information for knowledgeable investors to reach an informed assessment of the Issuer and its securities; and

c)	we express no opinion as regards the exclusion of shareholders' subscription rights (Bezugsrechte).

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by the Issuer on the date hereof and its incorporation by reference into the Registration Statement and and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, as amended.

This opinion and all matters relating to this opinion are governed by and shall be construed in accordance with the substantive laws of Switzerland. We confirm our understanding that all disputes arising out of or in connection with this opinion shall be subject to the exclusive jurisdiction of the courts of the Canton of Zurich, Switzerland, venue being city of Zurich.

Yours faithfully,

Rolf Watter

Bär & Karrer AG